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                                                                    EXHIBIT 23.1




The Board of Directors
Central Parking Corporation and Subsidiaries:

We consent to the inclusion of our report dated May 7, 1998 with respect to the consolidated balance sheet of Kinney System Holding Corp. and subsidiaries as of December 31, 1997, and the related consolidated statements of earnings and retained earnings and cash flows for the year then ended, which report appears in the Form 8-K/A of Central Parking Corporation and Subsidiaries.



New York, New York
May 12, 1998